Exhibit 10.1

AGREEMENT

          This Agreement, dated as of February 5, 2009, is by and among PLATO Learning, Inc., a Delaware corporation (the “Company”), and Steven R. Becker, an individual resident of Texas (“Becker”), BC Advisors, LLC, a Texas limited liability company (“BCA”), SRB Management, L.P., a Texas limited partnership (“SRB”) and Matthew A. Drapkin, an individual resident of New York (“Becker Director II”). Becker, BCA and SRB are collectively referred to as the “Becker Group.”

          WHEREAS, each of Becker and Becker Director II has submitted a letter consenting to serve as a director of the Company; and

          WHEREAS, the Company and the Becker Group have determined that the interests of the Company and its stockholders would be best served by adding Becker and Becker Director II to the Company’s Board of Directors on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and, intending to be legally bound hereby, the parties hereby agree as follows:

1.        Representations and Warranties of the Company. The Company represents and warrants as follows:

(a)       The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)       This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c)       The execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

2.        Representations and Warranties of the Becker Group and Becker Director II. BCA, SRB and Becker Director II severally, and not jointly, represent and warrant with respect to himself or itself, and Becker represents and warrants as to each member of the Becker Group, as follows:

(a)       Such party, if Becker or Becker Director II, has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. Such party, if an entity, has the limited partnership or limited liability company power and authority, as applicable, to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)       This Agreement has been duly and validly authorized, executed, and delivered by such member of the Becker Group or Becker Director II, as the case may be, constitutes a valid and binding obligation and agreement of such party, and is enforceable against such party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c)       Such party, if a member of the Becker Group, is the “beneficial owner” of a number of shares of Common Stock consisting of the 2,550,823 shares set forth on the cover page relating to such member in the Schedule 13D filed by the members of the Becker Group with the Securities and Exchange Commission (the “SEC”) on January 16, 2009 (the “Schedule 13D”), plus the number of shares of Common Stock reported on the Form 4s filed with the SEC by Becker following January 16, 2009 and on or prior to the date of this Agreement. Except for those Affiliates and Associates of such member with respect to whom a cover page is included in the Schedule 13D, no other Affiliate or Associate of such member beneficially owns any shares of Common Stock. Becker Director II does not beneficially own any shares of Common Stock. Becker Director II and the Becker Group each disclaim beneficial ownership of the common stock owned or controlled by the other, and assert that their entry into this Agreement is a separate agreement of each of them with the Company.

(d)       The execution, delivery and performance of this Agreement by Becker Director II and each member of the Becker Group does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to him or it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which he or it is a party or by which he or it is bound.

3.        Definitions. For purposes of this Agreement:

(a)       The terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); the terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(b)       “Board” means the Board of Directors of the Company.

(c)       “Common Stock” means the Common Stock of the Company, $0.01 par value.

(d)       The “Standstill Period” means

(i)       as to the Becker Group, the period from the date of this Agreement until the earlier of:

(A)       the date that is three months after the date on which Becker ceases to be a member of the Board, provided that the Standstill Period shall not end pursuant to this clause (A) prior to the date that is 70 days prior to the Company’s 2010 Annual Meeting of Stockholders; and

(B)       such date, if any, as the Company has materially breached any of its commitments or obligations set forth in Sections 4(a) and 4(b) of this Agreement; and

(ii)      as to Becker Director II, the period from the date of this Agreement until the earlier of:

(A)       the date that is three months after the date on which Becker Director II ceases to be a member of the Board, provided that the Standstill Period shall not end pursuant to this clause (A) prior to the date that is 70 days prior to the Company’s 2010 Annual Meeting of Stockholders; and

(B)       such date, if any, as the Company has materially breached any of its commitments or obligations set forth in Sections 4(a) and 4(b) of this Agreement.

4.        Election of Becker Directors; Related Matters.

(a)       Within five business days following the execution and delivery of this Agreement by the parties hereto:

(i)       In accordance with the Company’s amended certificate of incorporation and amended and restated bylaws, the Board shall adopt a resolution increasing the size of the Board by two directors, to a total of nine directors, effective as of March 18, 2009;

(ii)      In accordance with the Company’s amended certificate of incorporation and amended and restated bylaws, the Board shall elect Becker and Becker Director II as directors of the Company, effective as of March 18, 2009, to serve in Class I and Class II of the Board, respectively; and

(iii)     The Board shall adopt a resolution increasing the size of its Nominating and Governance Committee by one member, to a total of five members, effective as of March 18, 2009, and appointing Becker to serve as a member of the Nominating and Governance Committee, effective as of March 18, 2009.

(b)       The Board shall nominate the current members of Class I of the Board (including Becker who will become a Class I director on March 18, 2009) for election as Class I directors at the 2009 Annual Meeting of Stockholders.

(c)       The members of the Becker Group who filed the Schedule 13D shall promptly file an amendment to the Schedule 13D reporting the entry into this agreement, amending applicable items to conform to its obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Such members of the Becker Group shall provide to the Company a reasonable opportunity to review and comment on such amendment in advance of filing, and shall consider in good faith the reasonable comments of the Company.

(d)       Becker Director II and the members of the Becker Group shall cause all shares of Common Stock beneficially owned by them and their Affiliates to be present for quorum purposes and to be voted, and shall cause all shares of Common Stock held by their respective Associates to be present for quorum purposes and to be voted, in favor of all directors nominated by the Board for election at the Company’s 2009 Annual Meeting of Stockholders.

5.        Standstill.

          Each of the members of the Becker Group and Becker Director II agrees that, during the Standstill Period, he or it will not, and he or it will cause each of such person’s Affiliates or agents or other persons acting on his or its behalf not to, and will use commercially reasonable efforts to cause his or its respective Associates not to:

(a)       submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, and will not nominate any candidate for election to the Board or oppose the directors nominated by the Board.

(b)       form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than solely with other members of the Becker Group or one or more Affiliates of a member of the Becker Group with respect to the Common Stock currently owned as set forth in Section 2(c) of this Agreement or to the extent such a group may be deemed to result with the Company or any of its Affiliates as a result of this Agreement;

(c)       solicit proxies or written consents of stockholders, or otherwise conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote, or advise, encourage or influence any person with respect to voting, any shares of Common Stock with respect to any matter, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board (including Becker) at the 2009 Annual Meeting of Stockholders and each subsequent annual meeting of stockholders with respect to which the Board has nominated Becker or Becker Director II;

(d)       seek, in any capacity other than as a member of the Board, to call, or to request the call of, a special meeting of the stockholders of the Company, or seek to make, or make, a stockholder proposal at any meeting of the stockholders of the Company or make a request for a list of the Company’s stockholders (or otherwise induce or encourage any other person to initiate such proposal or request) or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;

(e)       effect or seek to effect, in any capacity other than as a member of the Board (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any material assets or businesses, of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries;

(f)       publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Section 4(d) or this Section 5, or otherwise seek (in any manner that would require public disclosure by any of the members of the Becker Group or their Affiliates or Associates) to obtain any waiver, consent under, or any amendment of, any provision of this Agreement;

(g)       publicly disparage any member of the Board or management of the Company;

(h)       enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person that engages, or offers or proposes to engage, in any of the foregoing; or

(i)       take or cause or induce others to take any action inconsistent with any of the foregoing.

          It is understood and agreed that this Agreement shall not be deemed to prohibit Becker or Becker Director II from engaging in any lawful act in his capacity as a director of the Company. It is understood and agreed that the Becker Group shall not be responsible for any breach by Becker Director II, and that Becker Director II shall not be responsible for any breach by the Becker Group, of any term of this Agreement.

6.        Code of Business Conduct and Ethics. Each of Becker and Becker Director II has reviewed the Company’s Code of Business Conduct and Ethics and agrees to abide by the provisions thereof during his service as a director of the Company. The members of the Becker Group and Becker Director II acknowledge that they are aware that the United States securities law prohibit any person who has material non-public information about a company from purchasing or selling such securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7.        Questionnaires. Each of Becker and Becker Director II has accurately completed the form of questionnaire provided by the Company for its use in connection with the preparation of the Company’s proxy statement.

8.        Compensation. Each of Becker and Becker Director II shall be compensated for his service as a director and shall be reimbursed for his expenses on the same basis as all other non-employee directors of the Company are compensated and shall be eligible to be granted equity-based compensation on the same basis as all other non-employee directors of the Company.

9.        Indemnification and Insurance. Each of Becker and Becker Director II is entitled to the same rights of indemnification as the other directors of the Company as such rights may exist from time to time. The Company shall, promptly after their election, take such action, if any, as may be necessary to add Becker and Becker Director II to the Company’s directors and officers’ liability insurance policy as an Insured Person.

10.       Non-Disparagement. During the Standstill Period, the Company shall not publicly disparage any member of the Becker Group, Becker Director II, or any member of the management of the Becker Group.

11.       Specific Performance. Each party hereto acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

12.       Jurisdiction. Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Delaware (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 16 of this Agreement will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

13.       Applicable Law. This agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state.

14.       Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

15.       Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to, and supersedes all prior agreements relating to, its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and assigns.

16.       Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below, or to such other telecopy number as is provided by a party to this Agreement to the other party pursuant to notice given in accordance with the provisions of this Section, and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section, or at such other address as is provided by a party to this Agreement to the other party pursuant to notice given in accordance with the provisions of this Section:

if to the Company:

PLATO Learning, Inc.
10801 Nesbitt Avenue South

Bloomington, MN 55437
Facsimile: (952) 832-1210
Attention: Chief Executive Officer

with a copy to:

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
Facsimile: 612-766-1600
Attention: W. Morgan Burns

if to the Becker Group or any member thereof:

Steven R. Becker
300 Crescent Court
Suite 1111
Dallas TX 75201
Facsimile: 214-756-6079

if to Becker Director II:

Matthew A. Drapkin
540 Madison Avenue
18th Floor
New York, NY 10022
Facsimile: 212-829-3540

17.       No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

fb.us.3596215.09

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

PLATO LEARNING, INC.

By:
Vincent P. Riera
Chief Executive Officer

BC ADVISORS, LLC

By:
Steven R. Becker, Member

SRB MANAGEMENT, L.P.

By:	BC Advisors, LLC, its general partner

By:
Steven R. Becker, Member

STEVEN R. BECKER

MATTHEW A. DRAPKIN